EXHIBIT INDEX


EXHIBIT NO.    TITLE OF DOCUMENT

 8.            Opinion of Paul, Hastings, Janofsky &
               Walker LLP

 23.     1a.   Consents of Kenny S&P Evaluation Services,
               a division of J.J. Kenny Co., Inc.

         1b.   Consent of Deloitte & Touche LLP

         1d. Consent of Standard & Poor's Ratings Serv-ices, a division of The McGraw-Hill Compa-nies, Inc.

 27.      1.   Financial Data Schedule of
               Dean Witter Select Municipal Trust,
               Insured California Portfolio Series 64

          2.   Financial Data Schedule of
               Dean Witter Select Municipal Trust,
               Insured National Portfolio Series 42